UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2019

FOAMIX PHARMACEUTICALS LTD.
(Exact name of registrant as specified in its charter)

Israel	001-36621	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Holzman Street, Weizmann Science Park
Rehovot, Israel	7670402
(Address of principal executive offices)	(Zip Code)

+972-8-9316233
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value NIS 0.16 per share	FOMX	Nasdaq Global Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement.

On October 21, 2019 (the “Effective Date”), Foamix Pharmaceuticals Ltd. (“Foamix” or the “Company”) entered into a Contract Manufacturing and Supply Agreement (the “Agreement”) with ASM Aerosol-Service AG (“ASM”) pursuant to which ASM will exclusively manufacture and supply the Company’s recently approved AMZEEQ™ (minocycline) topical foam, 4%, and its product candidate, FMX103 (minocycline) topical foam, 1.5% (collectively, the “Products”), for a specified price per can of product. The Agreement has an initial term of four years (the “Initial Period”) and will automatically renew for further periods of two years thereafter (an “Additional Period,” and together with the Initial Period, the “Term”) unless terminated pursuant to the terms of the Agreement.

Pursuant to the Agreement, ASM has agreed to manufacture and supply all of Foamix’s commercial needs for the Products on an exclusive basis for a period of four years following the Effective Date, subject to certain exceptions. During this four-year period, Foamix is, directly or through a third-party contractor, permitted to engage in manufacturing activities in order to qualify a secondary supplier to manufacture and supply the Products following the exclusivity period or in the event that ASM is unable to supply the Products, subject to the conditions set forth in the Agreement. ASM will procure the raw materials, other than the active pharmaceutical ingredient (which will be provided to ASM at no cost by Foamix), necessary for the manufacturing of the Products. The Products will be supplied pursuant to purchase orders which Foamix may deliver from time to time. In addition, Foamix will be required to deliver a rolling forecast of its expected commercial orders, a portion of which will be considered a binding purchase order. Foamix is not required to purchase a minimum amount of the Products under the Agreement. In addition, ASM will not be permitted to manufacture or supply to a third party any topical product containing minocycline or minocycline hydrochloride during the Term and for two years after the termination or expiration of the Agreement.

Either party may terminate the Agreement at the end of the Initial Period or at the end of an Additional Period by providing the other party a minimum of 12-months’ notice of such termination. Furthermore, either party may terminate the Agreement with immediate effect upon the bankruptcy or material breach (after a 30-day cure period) of the other party.

The Agreement also contains customary representations and warranties, as well as provisions relating to payment, delivery and shipment, regulatory matters and quality control, indemnification, recall, confidentiality and other matters.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2019. The Company intends to redact certain portions of the Agreement for confidentiality purposes.

Item 7.01 Regulation FD Disclosure

In connection with the foregoing, on October 23, 2019, Foamix issued a press release entitled “Foamix Enters into Manufacturing and Supply Agreement for AMZEEQ™ and FMX103.” A copy of the press release is attached as Exhibit 99.1 to this report.

The information in this Item 7.01 and Exhibit 99.1 hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall they be deemed incorporated by reference in any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release entitled “Foamix Enters into Manufacturing and Supply Agreement for AMZEEQ™ and FMX103,” dated October 23, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 23, 2019

FOAMIX PHARMACEUTICALS LTD.

By:	/s/ Mutya Harsch
Mutya Harsch
Chief Legal Officer